Exhibit 10.7

Amendment #1 to Consulting Agreement

This Amendment No. 1 to the Consulting Agreement (“Amendment”) is made as of August 8, 2019 (“Effective Date”), by and between Atea Pharmaceuticals, Inc. (“Company”) and Danforth Advisors, LLC (“Consultant” or “Danforth”) and amends that certain Consulting Agreement by and between the Company and Danforth made effective as of July 31, 2019 (“ Agreement” ). Capitalized terms used but not defined herein shall have the respective meaning set forth in the Agreement.

WHEREAS, Danforth is engaged by the Company under the terms and conditions of the Consulting Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for the other good and valuable consideration, receipt of which is hereby acknowledge , the parties hereby agree to revise and amend Exhibit A to the Agreement, as follows:

1.

Exhibit A - is modified to add the services of Managing Director, Lance Thibault, and Controller, Michael Casey; and to revise the Schedule and Fees as further specified and attached hereto in Exhibit A-1 which is added to the Agreement in its entirety.

2.	Except as specifically provided for in this Amendment, the terms of the Agreement shall be unmodified and shall remain in full force and effect.

This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument , but all of which shall be considered one and the same Amendment, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other.

IN WITNESS WHEREOF, this Amendment has been executed by the Company and Danforth Advisors, LLC to be effective as of the Effective Date.

DANFORTH ADVISORS, LLC	ATEA PHARMACEUTICALS, INC.

/s/ Gregg Beloff	/s/ Andrea Corcoran

Gregg Beloff	Andrea Corcoran
Print Name	Print Name

Managing Director	Exec. VP, Legal; Administration
Title	Title

August 19, 2019	August 15, 2019
Date	Date

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of July 31 , 2019 (the “Effective Date”), by and between Atea Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business being 125 Summer Street, Boston, MA 02110 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability corporation, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is engaged in the discovery and development of antiviral therapeutics and possesses know-how and proprietary technology related thereto; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.

Services of Consultant. Danforth will undertake and perform in a professional, competent and timely manner the Services described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without the Company’s prior written consent, and in the event the Company gives such consent, Consultant will remain fully liable to the Company for the performance of all permitted employees, independent contractors, agents or representatives of Consultant (each, an “Authorized Representative”).

2.

Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and the undisputed portion of such invoice will be paid upon fifteen (15) days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective on January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable and necessary out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.

All Danforth invoices and billing matters should be addressed

to: Company Contact:	David Blanchard
Blanchard.David@ateapharma.com
857-284-8891
Atea Pharmaceuticals, Inc.
125 Summer Street, Suite 1675
Boston, MA 02110

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:	Betsy Sherr
bsherr@danforthadvisors.com
(508) 277-0031
Danforth Advisors
PO Box 335
Southborough, MA 01772

3.

Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either party has given notice of termination pursuant to this paragraph 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon ten (10) days prior written notice to the other Party; or (b) without Cause upon sixty (60) days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within ten (10) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.	Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required.

5.

Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to any Inventions (as defined below) or Confidential Information (as defined below) or allow for disclosure of any Confidential Information.

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

7.

Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, Danforth may receive, come into possession of or otherwise become aware of technical, scientific and non-technical and non-scientific information relating to the Company and its business, including, without limitation information relating to the Company’s strategy, products and technologies and any derivatives, improvements and enhancements related to any of the foregoing or to the Company’s suppliers or business partners (collectively, “Confidential Information”) whether in graphic, written, electronic or oral form. Confidential Information may be labeled or identified at the time of disclosure as confidential or proprietary, or equivalent, but Confidential Information also includes information which by its context would reasonably be deemed to be confidential and proprietary. “Confidential Information” also includes, without limitation, unpublished patent applications and other intellectual property filings, ideas, work product, techniques, works of authorship, models, inventions, compounds, compositions, know-how, processes, algorithms, formulae, information and trade secrets as well as financial information (including sales forecasts, profits, pricing methods and models), research data, clinical data, prospect and supplier lists, investors, employees, business and contractual relationships (including with third parties), and business and marketing plans and any derivatives, improvements and enhancements related to any of the above. Information the Company provides to Danforth or Danforth otherwise acquires regarding third parties as to which the Company has an obligation of confidentiality also constitutes “Confidential Information.”

Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall be used by Danforth solely in connection with the performance of the Services. Danforth agrees not to disclose Confidential Information to any third party without first obtaining the written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its Authorized Representatives, except to the extent such Authorized Representatives have a need to know such Confidential Information to perform the Services and such Authorized Representatives are subject to like terms of confidentiality and nonuse. Consultant shall be responsible for the breach of this Agreement by its Authorized Representatives as if such breach were by Consultant itself.

The above provisions of confidentiality and nonuse set forth herein shall survive for a period of three (3) years after the termination of this Agreement.

Consultant will not disclose or otherwise make available to the Company in any manner any confidential information received by Consultant under obligations of confidentiality from a third party.

8.

Intellectual Property. Danforth agrees that all ideas, inventions, works of authorship, work product, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that

Danforth conceives, makes, develops or improves as a result of performing the Services or which is derived from Confidential Information, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company.

Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology, intellectual property or other rights owned or controlled by the Company. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of six (6) months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.

Non Solicitation. All personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for two (2) years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to thirty percent (30%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

10.

Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to twenty percent (20%) of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one (1) year of the date applicant(s) are submitted to the Company. Such payment is due within thirty (30) days of the employee’s start date.

11.

No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

12.

Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any third party claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth against any third party claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth. The Company will endeavor to add Danforth to its insurance policies as an additional insured. Furthermore, during the Term of this Agreement, Company shall maintain a Crime and Cyber Insurance Policy that includes coverage for “Social Engineering” claims and extends coverage to Danforth.

13.

Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from its relationship to the Company as a consultant.

14.

Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company all Confidential Information and any other property of the Company which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents including work product from the Services and all photocopies of the same and any such information stored using electronic medium.

15.

Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Jean-Pierre Sommadossi
Title:	CEO and President
Address:	Atea Pharmaceuticals, Inc.
125 Summer Street, Suit 1675
Boston, MA 02110
Phone:	857-284-8891
E-mail:	Sommadossi.jp@ateapharma.com

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road Southborough, MA 01772
Phone:	(617) 686-7679
E-mail:	gbeloff@danforthadvisors.com

16.

Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

17.

Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

18.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.

Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. Notwithstanding the foregoing, the Confidentiality Agreement dated as of June 28, 2019 by and between the Parties shall survive with respect to the information provided pursuant thereto prior to the date of this Agreement. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles.

The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		ATEA PHARMACEUTICALS, INC.

By:	/s/ Daniel Geffken	By:	/s/ Andrea Corcoran

Print Name:	Daniel Geffken	Print Name:	Andrea Corcoran

Title:	Managing Director	Title:	Exec. VP, Legal Administration

Date:	August 5, 2019	Date:	August 5, 2019